                                                                      EXHIBIT 12

                                VERITAS DGC INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands of dollars)

                                                                      1994     1995     1996      1997       1998
                                                                      ----     ----     ----      ----       ----
Income before provision for income tax and equity in (earnings)     $  540    $14,587  $ 4,403   $30,309   $100,204
  loss of 50% or less-owned companies and joint ventures

Equity in (earnings) loss of 50% or less-owned companies and
  joint ventures                                                     4,965      5,186    1,113      (878)      (972)

Capitalized interest                                                                                           (800)
                                                                    ------    -------  -------   -------   --------
                                                                    (4,425)     9,401    3,290    31,187    100,376
                                                                    ------    -------  -------   -------   --------
Fixed Charges:
  Interest                                                           3,213      5,170    5,466     7,484      7,318

  Capitalized Interest                                                                                          800

  Rent                                                               7,544      9,217    9,403    12,444     19,159
                                                                    ------    -------  -------   -------   --------
  Total fixed charges                                               10,757     14,387   14,869    19,928     27,277
                                                                    ------    -------  -------   -------   --------
Earnings before income taxes, minority interest and fixed
  charges                                                           $6,332    $23,788  $18,159   $51,115   $127,653
                                                                    ======    =======  =======   =======   ========
Ratio of earnings to fixed charges                                     0.6        1.7      1.2       2.6        4.7
                                                                    ======    =======  =======   =======   ========

                   COMPUTATION OF PRO FORMA RATIO OF EARNINGS
                        TO FIXED CHARGES FOR 1998 AFTER
                      ADJUSTMENT FOR ISSUANCE OF THE NOTES
                       (Amounts in thousands of dollars)

                                                                 Pro forma
                                                                 ---------
Earnings before income taxes, minority interest and fixed
  charges, as above                                               $127,653
                                                                  ========

Fixed charges, as above                                             27,277

Adjustment:
  Estimated net increase in interest expense from issuance
    of notes                                                         6,120
                                                                  --------
  Total pro forma fixed charges                                   $ 33,397
                                                                  --------
Pro forma ratio of earnings to fixed charges                           3.8
                                                                  ========